EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS SIGNIFICANTLY IMPROVED 2014 SECOND QUARTER

THE WOODLANDS, TX – August 11, 2014 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the second quarter ended June 30, 2014.

Second Quarter 2014 Financial Results Compared to Second Quarter 2013:
•	Revenues were $194.8 million compared to $133.4 million;
•	Gross margin increased to 6.4% of revenues from a gross deficit of 12.5%;
•	General and administrative expenses as a percentage of revenues declined to 4.9% compared to 7.1%;
•	Operating income was $2.5 million compared to an operating loss of $26.0 million;
•	Net income attributable to Sterling common stockholders was $1.2 million compared to a net loss of $17.0 million; and,
•	Net earnings per diluted share attributable to common stockholders was $0.07 compared to a net loss per diluted share attributable to common stockholders of $0.93.

Of note, financial results for the second quarter of 2013 were depressed by a net pre-tax charge of $18.0 million, of which $13.9 million was the result of site-specific conditions affecting three projects, two in Texas and one in Arizona, that encountered unanticipated costs in excess of initial project estimates.  The remaining $4.1 million loss was primarily related to less significant estimated losses on jobs awarded prior to 2012.  On an after-tax basis, the total charge accounted for $11.6 million or $0.70 per diluted share of the net loss attributable to common stockholders in 2013.

Second Quarter 2014 Bookings and Backlog Highlights:
•	Bookings during the quarter were $167 million, representing a book-to-bill ratio of 0.86:1;
•	Total backlog at June 30, 2014 was $727 million, up from $687 million at December 31, 2013 and $714 million at June 30, 2013;
•	Total backlog at June 30, 2014 excluded $116 million of projects where the Company was the apparent low bidder, but had not yet been awarded the contract; and,
•	We estimate that the average gross margin of our projects in backlog is comparable to the gross margin reported for the second quarter of 2014.

Business Overview
Revenues for the second quarter of 2014 increased 46.1% compared to the second quarter of 2013 reflecting the substantial completion of the three aforementioned problem contracts along with an increased number of projects in progress and increased productivity, particularly in our Texas and California markets.

Gross profit in the second quarter was $12.5 million and represented a gross margin of 6.4%, up from a gross loss of $16.6 million, with a gross deficit of 12.5% in the second quarter of 2013, due to the improved overall profitability of projects.  Projects in 2013 were impacted by downward revisions on several large jobs, particularly in the Texas market.

General and administrative expenses in the second quarter of 2014 were flat with the prior year period at $9.5 million.  As a percent of revenues, general and administrative expenses declined to 4.9% from 7.1% in the second quarter of 2013, reflecting the increase in revenues in the current quarter and the associated leverage on the Company’s corporate infrastructure.

Capital expenditures for the second quarter and first half of 2014 were $5.4 million and $7.7 million, respectively, compared with $1.8 million and $6.7 million, for the respective periods in 2013.  Capital expenditures for 2014 are expected to be consistent with 2013 levels of approximately
$15 million.

Financial Position at June 30, 2014:
•	Working capital totaled $41.2 million, including $14.3 million of cash and cash equivalents;
•	The Company had borrowings of $18.6 million on its credit facility and availability of $18.4 million;
•	Tangible net worth was $94.3 million; and,
•	Early in the 2014 second quarter, the Company completed an equity offering that generated approximately $14.0 million in net proceeds which was used to strengthen the Company’s balance sheet.

CEO Remarks
Peter MacKenna, President & Chief Executive Officer of Sterling commented, “As expected, our results continued to improve materially in the second quarter.  Revenues grew 46% compared to the prior year period as a result of our solid performance on an increasing number of jobs, particularly in Texas and California.  Gross margins increased to a mid-single digit level from a deficit last year, as the three large projects that had weighed on our results throughout 2013 were substantially completed.  Overall, we are very pleased by the progress we are making with our turnaround.”

Outlook
Mr. MacKenna said, “We anticipate continued strong year-over-year growth in revenues for the second half of 2014 as we execute on the projects in our backlog, and on those jobs we expect to be awarded.  We expect gross margins comparable to those reported for the second quarter of 2014, representing a substantial increase over 2013 due to the much improved margin profile of our backlog.  This improvement in profitability has recently been constrained by what we believe are signs of an overheating in the marketplace, especially in our Texas operations.  Specifically, spot shortages of commodities, over-stretched sub-contractors and vendors, and heavy competition for craft labor have prompted us to take various steps to mitigate these external forces, and we will continue to monitor the situation closely.  We forecast general and administrative expenses to remain below 6% of revenues as investments we have been making to bolster our corporate infrastructure platform are largely complete.  Capital expenditures should be essentially the same as those in 2013 as our current fleet of equipment, supplemented by leased assets as needed, provide us with more than adequate capacity to support our expansion.  Finally, we are grateful to our bank and bonding company for their continued support, which has provided us with the financial flexibility to move ahead with our growth strategy.”

Conference Call
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, Monday, August 11, 2014.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Thomas R. Wright, EVP & Chief Financial Officer Brian Manning, P.E. EVP & Chief Development Officer 281-214-0800	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$194,806	$133,350	$329,343	$244,385
Cost of revenues	(182,307)	(149,985)	(308,974)	(259,632)
Gross profit (loss)	12,499	(16,635)	20,369	(15,247)
General and administrative expenses	(9,507)	(9,486)	(17,991)	(19,097)
Other operating income (expense), net	(457)	108	599	450
Operating income (loss)	2,535	(26,013)	2,977	(33,894)
Gain on sale of securities	--	--	--	483
Interest income	189	255	531	536
Interest expense	(251)	(209)	(554)	(308)
Income (loss) before income taxes and earnings attributable to noncontrolling interests	2,473	(25,967)	2,954	(33,183)
Income tax (expense) benefit	(28)	9,747	(28)	12,547
Net income (loss)	2,445	(16,220)	2,926	(20,636)
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(1,245)	(805)	(1,520)	(966)
Net income (loss) attributable to Sterling common stockholders	$1,200	$(17,025)	$1,406	$(21,602)

Net earnings (loss) per share attributable to Sterling common stockholders:
Basic	$0.07	$(0.93)	$0.08	$(1.32)
Diluted	$0.07	$(0.93)	$0.08	$(1.32)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	17,942,124	16,629,630	17,308,551	16,612,924
Diluted	18,110,025	16,629,630	17,464,229	16,612,924

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,281	$1,872
Contracts receivable, including retainage	104,609	77,245
Costs and estimated earnings in excess of billings on uncompleted contracts	31,985	11,684
Inventories	5,587	6,189
Receivables from and equity in construction joint ventures	8,817	6,118
Other current assets	11,769	11,377
Total current assets	177,048	114,485
Property and equipment, net	88,925	93,683
Goodwill	54,820	54,820
Other assets, net	8,921	10,030
Total assets	$329,714	$273,018
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$90,157	$61,599
Billings in excess of costs and estimated earnings on uncompleted contracts	30,247	31,576
Current maturities of long-term debt	478	134
Income taxes payable	2,036	2,035
Accrued compensation	8,943	5,755
Current obligation for noncontrolling owners’ interest in subsidiaries and joint ventures	--	196
Other current liabilities	4,015	4,504
Total current liabilities	135,876	105,799
Long-term liabilities:
Long-term debt, net of current maturities	19,622	8,331
Member’s interest subject to mandatory redemption and undistributed earnings	24,299	23,989
Other long-term liabilities	812	2,105
Total long-term liabilities	44,733	34,425
Commitments and contingencies
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 18,807,389 and 16,657,754 shares issued	188	167
Additional paid in capital	205,343	190,926
Retained deficit	(60,911)	(62,317)
Accumulated other comprehensive income	58	117
Total Sterling common stockholders’ equity	144,678	128,893
Noncontrolling interests	4,427	3,901
Total equity	149,105	132,794
Total liabilities and equity	$329,714	$273,018